EXHIBIT 10.7

EMPLOYEE AGREEMENT

AGREEMENT, entered into as of the 28th day of December, 2007, to become effective January 1, 2008, between First Citizens National Bank and First Citizens Bancshares, Inc. (collectively "Employer"), and Stallings Lipford (Executive). This Agreement revokes all prior employment agreements between Employer and Executive as of December 31, 2007, including, without limitation prior Executive Employment Agreements dated as of the 21st day of April, 1993, and the 2nd day of April, 1997 between Employer and Executive.

  Employment.

The Employer agrees to continue to employ the Executive, and the Executive agrees to continue to serve and be employed by the Employer on the terms and conditions set forth herein.

  Term of Employment.

On December 31, 2007 and on the last day of each year thereafter, the Term of the Executive's employment shall be automatically extended for an additional year, unless at least ninety (90) days before the end of the year either party shall have delivered to the other party written notice of termination. This period of time is the "Term of Employment."

  Compensation.

  Base Salary. As compensation for services rendered by Executive during the period of employment hereunder, Employer shall pay Executive a base annual salary of One Hundred Fifteen Thousand Four Hundred Sixty-one Dollars and Fourteen Cents ($115,461.14), less income tax withholdings and other customary employee deductions, (Base Salary), with additional compensation in the amount of $3,613.90 payable directly to Continental Casualty Company for premiums on Long Term Care Insurance. Should the amount of future annual premiums on Long Term Care Insurance increase or decrease, the resulting Base Salary shall be adjusted accordingly. The Base Salary shall be payable in twenty-four (24) equal installments each year on the first (1st) and fifteenth (15th) day of each calendar month.

  Benefits. Employer shall also provide limited benefits consisting of the ESOP or any successor plan, and the 401(k) plan. In addition, Employer shall pay directly or reimburse Executive for payment of premiums for Medicare Supplemental Insurance in an amount approved by the Employer's Compensation Committee.

  Incentive Compensation. Executive's Base annual salary shall represent total compensation and shall not include participation in Incentive Compensation Plan offered other full-time officers employed by First Citizens National Bank.

  Duties.

During the term of employment, Executive shall serve as Chairman Emeritus of the Company or in such other position and with responsibilities as the Board of Directors of the Company may from time to time assign. Executive shall render to Employer such services of an advisory or consultative nature as Employer may reasonable request in order that Employer may continue to have benefit of Executive's experience and knowledge of the banking industry and his influence in the Dyersburg community.

Executive shall also serve as a member of the Board of Directors of First Citizens Bancshares, Inc. for such term(s) as he may be elected by Shareholders, and on the Board of Directors of First Citizens National Bank for one year terms as appointed by the Board of Directors of First Citizens Bancshares, Inc.

  Working Facilities.

Employer shall provide Executive appropriate furnished office space within the Corporate Office facility located at One First Citizens Place, Dyersburg, Tennessee. Executive shall be provided clerical support sufficient to accomplish duties as assigned herein.

  Expenses.

Employer shall reimburse Executive all reasonable and customary expenses incurred by Executive in the performance of duties hereunder upon Executive's submission to Employer of customary documentation and receipts.

  Termination.

Notwithstanding the Term of this Agreement established in Section 2 above, this Agreement is subject to earlier termination (i) if Executive should sooner die, whereupon this Agreement shall immediately terminate, or (ii) by the Executive if the Employer commits a material breach of its obligations under this Agreement and does not remedy such breach within thirty (30) days after receiving written notice specifying the nature of such breach, or (iii) by the Employer for cause as a result of one or more of the following reasons:

  Any one or more of the following: acts of theft, embezzlement, fraud or dishonesty, knowing violation of the law, acts involving moral turpitude, or dereliction in the performance of his duties, as determined by Employer's Board in its sole and absolute discretion, but in the exercise of its good faith judgment; or if Executive is incapacitated for a period of 6 months;

  For failure of the Executive to perform his duties and responsibilities in accordance with terms and conditions of this Agreement other than described in Item 4 herein;

  At the option of the Executive, should he elect to retire from his arrangement with Employer and thereby terminate this Agreement during the term hereof;

  Compensation payable to Executive under terms of this Agreement shall cease at the end of any month following termination of employment by Executive or Employer as set forth in Item 7(a), 7(b) or 7(c) herein.

  Life Insurance.

Employer shall provide a benefit in the form of permanent life insurance coverage using an Amended and Restated Split Dollar Agreement for Executive in the amount of Three Hundred Fifty Thousand Dollars ($350,000). Termination of this Agreement for any reason, either by Executive or Employer, shall in no manner reduce or eliminate the life insurance benefits provided under this arrangement.

  Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

  Successors: Binding Agreement.

  Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

  Governing Law.

  This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year above written.

EMPLOYER:

FIRST CITIZENS NATIONAL BANK

By:            /s/ Jeffrey D. Agee
        Jeffrey D. Agee, President & CEO

EXECUTIVE:

                  /s/ Stallings Lipford
   Stallings Lipford, Chairman Emeritus